AMENDED AND RESTATED
EMPLOYMENT AND CHANGE IN CONTROL AGREEMENT

THIS AMENDED AND RESTATED EMPLOYMENT AND CHANGE IN CONTROL AGREEMENT (this “Agreement”) is made and entered into as of the 1st day of January, 2008, by and between Interface, Inc., a corporation organized under the laws of the State of Georgia, U.S.A. (the “Company”), and John R. Wells, a resident of Atlanta, Georgia (“Executive”).

W I T N E S S E T H:

WHEREAS, on April 1, 1997, desiring to set forth in writing the terms of Executive’s employment with the Company, the parties entered into an Employment Agreement, which was subsequently amended by the parties as of January 6, 1998, January 14, 1999 and January 31, 2003; and

WHEREAS, to assure both itself and its key employees of continuity of management and objective judgment in the event of a change in control of the Company, and to induce its key employees to remain employed by the Company, the Company has entered into change in control agreements with certain key employees, including a Change in Control Agreement with Executive, dated April 1, 1997, detailing Executive’s compensation and benefits upon a change in control of the Company, which was subsequently amended by the parties as of January 6, 1998 and January 14, 1999; and

WHEREAS, the parties desire to amend and restate such Employment Agreement and such Change in Control Agreement (the “Prior Agreements”) and to combine the Prior Agreements and bring the combined Prior Agreements into compliance with Section 409A of the Internal Revenue Code of 1986, as amended (“Code Section 409A”);

NOW, THEREFORE, for and in consideration of the mutual covenants and agreements contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

1.            Employment.  Subject to the terms and conditions of this Agreement, Executive shall be employed by the Company as Senior Vice President of the Company (and as President and Chief Executive Officer of Interface Americas Holdings, LLC), and shall perform such duties and functions for the Company and its subsidiaries and affiliates as shall be specified from time to time by the Chief Executive Officer (“CEO”) or Board of Directors (the “Board”) of the Company.  Executive accepts such employment and agrees to perform such executive duties as may be assigned to Executive. Executive may be relocated (prior to a Change in Control), Executive’s titles and duties may be changed, and Executive may be promoted to a higher position within the Company, but Executive will not be demoted or given lesser titles.

2.            Duties.  Executive shall devote his full business-related time and best efforts to accomplishing such executive duties at such locations as may be requested by the CEO of the Company, acting under authorization from the Board.

3.            Avoidance of Conflict of Interest.  While employed by the Company, Executive shall not engage in any other business enterprise without the prior written consent of the Company.  Without limiting the foregoing, Executive shall not serve as a principal, partner, employee, officer or director of, or consultant to, any other business or entity conducting business for profit without the prior written approval of the Company.  In addition, under no circumstances will Executive have any financial interest in any competitor of the Company; provided, however, Executive may invest in no more than one percent of the outstanding stock or securities of any competitor, the stock or securities of which are traded on a national stock exchange of any country.

4.            Term.  Subject to the terms of Section 5 hereof, the duration of this Agreement (the “term”) shall be for a rolling, two-year term commencing on the date first set forth above, and shall be deemed automatically (without further action by either the Company or Executive) to extend each day for an additional day such that the remaining term of this Agreement shall continue to be two years; provided, however, that on Executive’s 63rd birthday, this Agreement shall cease to extend automatically and, on such date, the remaining term of this Agreement shall be two years.

5.            Termination.  Executive’s employment with the Company may be terminated as provided in this Section 5:

(a)            Definitions.  In addition to the terms defined elsewhere in this Agreement, the following terms shall have the meanings ascribed to them below.

(i)            “Cause” shall mean, for purposes of this Agreement (except with respect to a Section 409A Separation from Service following a Change in Control, which is addressed in Section 7(a)(i) hereof):  (A) Executive’s fraud, dishonesty, gross negligence, or willful misconduct with respect to business affairs of the Company (including its subsidiaries and affiliated companies), (B) Executive’s refusal or repeated failure to follow the established lawful policies of the Company applicable to persons occupying the same or similar positions, (C) Executive’s material breach of this Agreement, or (D) Executive’s conviction of a felony or other crime involving moral turpitude.  A termination of Executive for Cause based on clause (A), (B) or (C) of the preceding sentence shall take effect 30 days after Executive receives from the Company written notice of intent to terminate and the Company’s description of the alleged Cause, unless Executive shall, during such 30-day period, remedy the events or circumstances constituting Cause; provided, however, such termination shall take effect immediately upon the giving of written notice of termination for Cause under any of such clauses if the Company shall have determined in good faith that such events or circumstances are not remediable (which determination shall be stated in such notice).

(ii)            “Section 409A Separation from Service” shall mean a separation from service with the Company and affiliated entities, as defined in Code Section 409A and guidance issued thereunder.  As a general overview, under Code Section 409A, an employee will separate from service if the employee dies, retires, or otherwise has a termination of employment determined in accordance with the following:

(A)            Leaves of Absence.  The employment relationship is treated as continuing intact while Executive is on military leave, sick leave, or other bona fide leave of absence if the period of such leave does not exceed six months, or, if longer, so long as Executive retains a right to reemployment with the Company under an applicable statute or by contract.  A leave of absence constitutes a bona fide leave of absence only if there is a reasonable expectation that Executive will return to perform services for the Company.  If the period of leave exceeds six months and Executive does not retain a right to reemployment under an applicable statute or by contract, the employment relationship is deemed to terminate on the first day immediately following such six-month period.

(B)            Status Change.  Generally, if Executive performs services both as an employee and an independent contractor, Executive must separate from service both as an employee and as an independent contractor, pursuant to standards set forth in the applicable regulations promulgated by the Secretary of Treasury under Code Section 409A (“Treasury Regulations”), to be treated as having a separation from service.  However, if Executive provides services to the Company as an employee and as a member of the Board, the services provided as a director are not taken into account in determining whether Executive has a separation from service as an employee for purposes of this Agreement.

(C)            Termination of Employment.  Whether a termination of employment has occurred is determined based on whether the facts and circumstances indicate that the Company and Executive reasonably anticipate that no further services would be performed after a certain date or that the level of bona fide services Executive would perform after such date (whether as an employee or as an independent contractor) would permanently decrease to no more than 49 percent of the average level of bona fide services performed (whether as an employee or an independent contractor) over the immediately preceding 36-month period (or the full period of services to the Company if Executive has been providing services to the Company less than 36 months).  Facts and circumstances to be considered in making this determination include, but are not limited to, whether Executive continues to be treated as an employee for other purposes (such as continuation of salary and participation in employee benefit programs), and whether similarly situated service providers have been treated consistently.  For periods during which Executive is on a paid bona fide leave of absence and has not otherwise terminated employment as described in subsection (A) above, for purposes of this subsection (C), Executive is treated as providing bona fide services at a level equal to the level of services that Executive would have been required to perform to receive the compensation paid with respect to such leave of absence.  Periods during which Executive is on an unpaid bona fide leave of absence and has not otherwise terminated employment are disregarded for purposes of this clause (C) (including for purposes of determining the applicable 36-month (or shorter) period).

The Company and Executive reasonably anticipate, as of the date of this Agreement, that the level of Executive’s post-employment services for the Company, if any, will be no more than 49% of the historical level of services (as described hereinabove) that Executive has provided (such that he will have a Section 409A Separation from Service as of the date of his termination of employment).  Notwithstanding the foregoing, the parties acknowledge that they should reassess the anticipated level of services as of the date of Executive’s termination of employment to confirm that it is sufficiently limited so that such termination date will be the date of Executive’s Section 409A Separation from Service.  While it is anticipated Executive’s Section 409A Separation from Service will occur on the date that his employment terminates, this Agreement is drafted to take into account the chance that it will not.

(D)            Service with Affiliates.  For purposes of determining whether a separation from service has occurred under the above provisions, the “Company” shall include the Company and all entities that would be treated as a single employer with the Company under Section 414(b) or (c) of the Internal Revenue Code of 1986, as amended (the “Code”), but substituting “at least 50 percent” instead of “at least 80 percent” each place it appears in applying such rules.

(b)            Termination by the Company After Notice of Resignation.  Executive may voluntarily terminate his employment hereunder at any time, effective 90 days after delivery to the Company of Executive’s signed, written resignation.  The Company may accept said resignation and, at its option, terminate Executive’s employment before the end of such 90-day period; provided, if Executive has given such 90 days notice, then the Company shall pay Executive, in lieu of waiting for passage of the notice period and in addition to the amounts payable to Executive pursuant to Section 6 below, an amount equal to the salary that would have been paid to Executive through the end of the notice period had his actual employment continued.  Any such amount payable by the Company (in lieu of waiting for the passage of the notice period) for the period after Executive’s actual termination of employment shall be paid in a single lump-sum cash payment within 30 days after the date of Executive’s actual termination of employment.

(c)            Termination by the Company.  Subject to the terms of Section 5(d) below, the Company may terminate Executive’s employment hereunder, in its sole discretion, whether with or without Cause, at any time upon written notice to Executive.

(d)            Termination Without Cause.  If, prior to the end of the term of this Agreement, the Company terminates Executive’s employment with the Company without Cause, Executive shall be entitled to receive, as damages payable as a result of, and arising from, the Company’s breach of this Agreement, the compensation and benefits set forth in clauses (i) through (vi) below.  The time periods for which compensation and benefits will be provided with respect to clauses (i) through (v) below is referred to herein as the “Continuation Period,” which means the time period remaining from the date of Executive’s termination of employment to the end of the remaining term of this Agreement as provided in Section 4 above.  Executive shall have no duty to mitigate any of the damages payable hereunder. The fact that Executive is eligible for retirement, including early retirement, under applicable retirement plans or agreements at the time of Executive’s termination shall not make Executive ineligible to receive benefits under this Section 5(d).

(i)            Salary.  Executive will continue to receive an amount equal to his current salary (the “Continued Salary Payments”), subject to the withholding of all applicable taxes, for the Continuation Period.  For purposes hereof, Executive’s “current salary” shall be the highest rate in effect during the six-month period prior to Executive’s termination of employment.  Executive will receive the Continued Salary Payments on a semi-monthly basis, payable on the fifteenth day and last day of each calendar month, in substantially equal installments, beginning on the earliest such payment date following the date of Executive’s termination of employment.  Notwithstanding the foregoing, the payment of any portion of the Continued Salary Payments that (A) is not exempt from Code Section 409A, and (B) is payable (based on the payment schedule hereinabove) before, or within the six-month period immediately following, the date of Executive’s Section 409A Separation from Service, will be delayed and will be made in a single lump-sum cash payment upon the day after the six-month anniversary of Executive’s Section 409A Separation from Service.

(ii)            Bonuses and Incentives.  Executive shall receive cash bonus payments from the Company for each calendar month during the Continuation Period in an amount equal to one-twelfth of the average of the bonuses paid to Executive under the executive bonus program(s) for the two calendar years immediately preceding the year in which his termination of employment occurs (“Average Bonus”).  Executive will receive these payments (the “Average Bonus Payments”) on a semi-monthly basis, payable on the fifteenth day and the last day of each calendar month, in substantially equal installments, beginning on the earliest such payment date following the date of Executive’s termination of employment.  Notwithstanding the foregoing, the payment of any portion of the Average Bonus Payments that (A) is not exempt from Code Section 409A, and (B) is payable (based on the payment schedule hereinabove) before, or within the six-month period immediately following, the date of Executive’s Section 409A Separation from Service, will be delayed and will be made in a single lump-sum cash payment upon the day after the six-month anniversary of Executive’s Section 409A Separation from Service.

Executive also shall receive a prorated bonus for the year in which Executive’s employment terminates.  Such bonus shall be equal to (A) the Average Bonus multiplied by the number of days Executive worked in the year of his employment termination, (B) divided by 365 days (“Prorated Bonus”).  The Prorated Bonus shall be paid in a lump sum in cash within 30 days after the date of Executive’s termination of employment.  Notwithstanding the foregoing, if the Prorated Bonus (or any portion thereof) is not exempt from Code Section 409A, the Prorated Bonus (or such portion) will be paid in a single lump-sum cash payment upon the day after the six-month anniversary of Executive’s Section 409A Separation from Service.

Any bonus amounts that Executive had previously earned from the Company but which may not yet have been paid as of the date of termination shall not be affected by this provision; provided, however, if the amount of the bonus for such prior year has not yet been determined, the bonus shall be an amount not less than the Average Bonus.

(iii)            Health Insurance Coverages.  The health insurance benefit coverages, whether self insured or commercially insured by the Company (including any executive medical plans), provided to Executive at Executive’s date of termination shall be continued for and during the Continuation Period by the Company at the same level and in the same manner as if Executive’s employment had not terminated (subject to the customary changes in such coverages upon Executive’s retirement, reaching age 65 or similar events).  Any additional health benefit coverages Executive had at termination, including spousal and/or dependent coverage, will also be continued for and during the Continuation Period on the same terms, to the extent permitted by the applicable policies or contracts.  The expense of all such health insurance benefit coverages shall be paid by the Company and/or Executive in the same respective amounts as each would pay if Executive’s employment had not terminated.  Executive shall pay his portion of such expenses by separate check payable to the Company each month in advance (or in such other manner, such as withholding a portion of monthly payments otherwise payable to Executive hereunder, as the Company may agree).  If the terms of any benefit plan referred to in this subsection do not permit continued participation by Executive, then the Company will arrange for other coverage at its expense providing substantially similar benefits.  Unless Executive has satisfied the eligibility requirements for retiree health coverage under the Company’s retiree medical plan (if any) as of the date of his termination of employment (and enrolled within 30 days after such termination date), the coverages provided for in this subsection shall be applied against and reduce the period for which COBRA benefits will be provided.

(iv)            Life and Long-Term Care Insurance Coverages.  The life and long-term care insurance benefit coverages (including any executive life and long-term care insurance plans) provided to Executive at Executive’s date of termination shall be continued for and during the Continuation Period by the Company at the same level and in the same manner as if Executive’s employment had not terminated (subject to the customary changes in such coverages upon Executive’s retirement, reaching age 65 or similar events).  Any additional life and long-term care coverages Executive had at termination, including spousal and/or dependent coverage, will also be continued for and during the Continuation Period on the same terms, to the extent permitted by the applicable policies or contracts.  The expense of all such life and long-term care benefit coverages shall be paid by the Company and/or Executive in the same respective amounts as each would pay if Executive’s employment had not terminated.  Executive shall pay his portion of such expenses by separate check payable to the Company each month in advance (or in such other manner, such as withholding a portion of monthly payments otherwise payable to Executive hereunder, as the Company may agree).  If the terms of any benefit plan referred to in this subsection do not permit continued participation by Executive, then the Company will arrange for other coverage at its expense providing substantially similar benefits.  If Executive is covered by a split-dollar or similar life insurance program as of the date of termination, Executive shall have the option, in Executive’s sole discretion, to have such policy transferred to Executive upon termination, provided that, except as may otherwise be provided in a separate agreement, the Company is paid for its interest (i.e., the cash surrender value) in the policy upon such transfer.

(v)            Employee Retirement Plans.  Upon the termination of Executive’s employment, Executive shall no longer actively participate in the tax-qualified employee retirement plans maintained by the Company. However, with respect to any such plans, the Company shall pay to Executive the following amounts:

(A)            Savings Plan Company Match.  The Company shall pay to Executive an amount equal to the dollar amount of matching contributions, if any, that would have been made to Executive’s account(s) under the Interface, Inc. Savings and Investment Plan or any successor Code Section 401(k) plan (the “Savings Plan”) if Executive had continued to actively participate in the Savings Plan and had made deferrals at the maximum permissible level (in effect on the date of his termination of employment) throughout the Continuation Period.

(B)            Savings Plan Vesting.  To the extent that Executive is not fully vested under the Savings Plan on the date of his termination of employment, the Company shall pay to him an amount equal to (1) the value of his Savings Plan account on the date of his termination of employment had he been fully vested on such date, minus (2) the actual value of his vested Savings Plan account on such date.

(C)            Retirement Plan.  If, at the time of his employment termination, Executive participates in a tax-qualified defined benefit pension plan, the Company shall pay to Executive an amount equal to the present value on the date of termination of employment (calculated as provided in such tax-qualified pension plan) of the excess of (1) the benefit Executive would have been paid under such plan if Executive had continued to be covered for the Continuation Period (less any amounts Executive would have been required to contribute) and had been fully vested, over (2) the benefit actually payable under such plan.  Such amount shall be calculated, for the period after Executive’s employment termination, on the basis of the compensation payable to Executive under subsections (d)(i) and (ii) above.

(D)            Timing of Payment.  All amounts payable pursuant to this clause (v) shall be paid to Executive, or, if applicable, Executive’s spouse, estate or other beneficiary, in one lump-sum cash payment within 30 days after the date of Executive’s termination of employment, with any portion of such amount that is not exempt from Code Section 409A to be paid upon the day after the six-month anniversary of Executive’s Section 409A Separation from Service.

(E)            Salary Continuation Agreement.  For the avoidance of doubt, from and after Executive’s date of termination, Executive shall continue to be covered by, and entitled to the benefits under, Executive’s Salary Continuation Agreement dated as of January 1, 2008, payable in accordance with the terms of said agreement.

(vi)            Stock Awards.

(A)            Stock Options.  As of Executive’s date of termination, all outstanding stock options granted to Executive under the Interface, Inc. Omnibus Stock Incentive Plan (Amended and Restated effective February 22, 2006), the Interface, Inc. Omnibus Stock Incentive Plan (dated January 20, 1997), and the Interface, Inc. Key Employee Stock Option Plan (1993), and any similar plan(s) in effect at the time of Executive’s termination of employment (collectively, the “Stock Plans”), shall become 100% vested and thus immediately exercisable.  To the extent inconsistent with this immediate vesting requirement, the provisions of this clause (vi) shall constitute an amendment of Executive’s stock option agreements under the Stock Plans.

(B)            Restricted Stock, etc.  In addition, but only to the extent expressly provided in any restricted stock or other award agreement associated with a Stock Plan, restrictions on all shares of restricted stock (and other performance shares, performance units or deferred shares) awarded to Executive under the Stock Plans shall lapse, and the affected shares shall become 100% vested.

(vii)            Cessation Upon Death.  The continuation benefits payable or to be provided under clauses (i), (ii), (iii), (iv) and (v) of this Section 5(d) shall cease in the event of Executive’s death.  (The foregoing shall not operate or be construed to negate the benefits payable to Executive and Executive’s estate under the plans and policies referenced in clauses (iii), (iv) and (v) of this Section 5(d) or under any other plans and policies referenced in this Agreement.  Furthermore, in the event of Executive’s death following a Change in Control, the provisions of Section 7(c)(iv) shall govern.)

(viii)                       Additional Consideration.  To be entitled to receive the foregoing compensation, Executive shall sign such additional release of claims, confidentiality agreements and other documents the Company may reasonably request of Executive at the time of payment; and, for so long as Executive is entitled to the benefits of such compensation, Executive shall cooperate fully with and devote Executive’s reasonable best efforts to providing assistance requested by the Company.  Such assistance shall not require Executive to be active in the Company’s day-to-day activities or engage in any substantial travel, and Executive shall be reimbursed for all reasonable and necessary out-of-pocket business expenses incurred in providing such assistance. Any reimbursements made pursuant to the preceding sentence shall be made as soon as practicable, but not later than 30 days after Executive submits evidence of such expenses to the Company.

6.            Effect of Other Termination Events.  If Executive is terminated for Cause prior to the end of the term of this Agreement, then Executive shall be entitled to no payment or compensation whatsoever from the Company under this Agreement, other than such salary, reimbursable expenses  and other amounts as may properly be due Executive through Executive’s last day of employment.  If Executive voluntarily resigns from employment (other than a Separation from Service for Good Reason, as defined in Section 7(a)(iv) below), then Executive shall be entitled to an amount equal to: (a) Executive’s salary, reimbursable expenses and other amounts as may be due Executive through the last day of Executive’s employment, and (b) the annual bonus for the calendar year in which Executive’s employment terminates, prorated through the last day of Executive’s employment (the amount of such bonus to be determined by the Company based on the audited year-end financial results of the Company).  If Executive’s employment is terminated due to Executive’s disability (as defined in the Company’s long-term disability plan or insurance policy) or death, Executive shall be entitled to the amounts described in the preceding sentence, as well as any amounts that may be due under the Company’s short and long-term disability plans or, in the case of death, the Company’s life insurance payment policy or plan in effect for executives of Executive’s level or pursuant to the terms of any separate agreement concerning split-dollar or similar life insurance; provided, Executive or Executive’s estate, as the case may be, shall not by operation of this provision forfeit any rights in which Executive is vested (or becomes vested) at the time of Executive’s disability or death (including, without limitation, the rights and benefits provided under the Stock Plans, Executive’s Salary Continuation Agreement or other applicable retirement plans).

Executive or, if appropriate, Executive’s spouse, estate or other beneficiary (as applicable) shall receive the amounts due under the first sentence of this Section 6 and clause (a) of the second sentence of this Section 6 in a single lump-sum cash payment within 30 days after the date of Executive’s termination of employment.

Executive or, if appropriate, Executive’s spouse, estate or other beneficiary, shall receive the amounts due under clause (b) of the second sentence of this Section 6 in a single lump-sum cash payment between January 1 and March 15, inclusive, of the calendar year immediately following the calendar year in which his employment terminates under this Section 6.

7.            Change in Control.

(a)            Definitions.  In addition to the terms defined elsewhere in this Agreement, the following terms shall have the meanings ascribed to them below.

(i)            “Cause” shall mean, with respect to any Section 409A Separation from Service following a Change in Control:  (A) an act that constitutes, on the part of Executive, fraud, dishonesty, gross negligence or willful misconduct and which directly results in injury to the Company, or (B) Executive’s conviction of a felony or other crime involving moral turpitude.  A termination of Executive for Cause based on clause (A) of the preceding sentence shall take effect 30 days after the Company gives written notice of such termination to Executive specifying the conduct deemed to qualify as Cause, unless Executive shall, during such 30-day period, remedy the events or circumstances constituting Cause to the reasonable satisfaction of the Company.  A termination for Cause based on clause (B) above shall take effect immediately upon the Company’s delivery of the termination notice.

(ii)            “Change in Control” shall mean a change of ownership or effective control of the Company, or a change in the ownership of a substantial portion of the assets of the Company, all within the meaning of Code Section 409A and guidance issued thereunder.  As a general overview, Code Section 409A defines “change in control” as any of the following:

(A)            Change in the Ownership of the Company.  A change in ownership of the Company occurs on the date that any one person, or more than one person acting as a group, acquires ownership of stock of the Company that, together with stock then held by such person or group constitutes more than 50 percent of the total fair market value or total voting power of the stock of the Company.  However, if any one person, or more than one person acting as a group, is considered to own more than 50 percent of the total fair market value or total voting power of the stock of the Company, the acquisition of additional stock by the same person or persons is not considered to cause a change in the ownership of the Company or to cause a change in the effective control of the Company.  An increase in the percentage of stock owned by any one person, or persons acting as a group, as a result of a transaction in which the Company acquires its stock in exchange for property will be treated as an acquisition of stock for purposes of this clause (A).  This clause (A) applies only when there is a transfer of stock of the Company (or issuance of stock of the Company) and stock in the Company remains outstanding after the transaction.

(B)            Change in the Effective Control of the Company.  A change in the effective control of the Company will occur on either of the following dates:

(1)            The date any one person, or more than one person acting as a group, acquires (or has acquired during the 12-month period ending on the date of the most recent acquisition by such person or persons) ownership of stock of the Company possessing 30 percent or more of the total voting power of the stock of the Company; or

(2)            The date a majority of members of the Board is replaced during any 12-month period by directors whose appointment or election is not endorsed by a majority of the members of the Company’s Board before the date of the appointment or election.

(C)            Change in the Ownership of a Substantial Portion of the Company’s Assets.  A change in the ownership of a substantial portion of the Company’s assets occurs on the date that any one person, or more than one person acting as a group, acquires (or has acquired during the 12-month period ending on the date of the most recent acquisition by such person or persons) assets from the Company that have a total gross fair market value equal to or more than 40 percent of the total gross fair market value of all of the assets of the Company immediately before such acquisition or acquisitions.

(iii)            “Involuntary Separation from Service” (and “Involuntarily Separated from Service” and other similar terms) shall mean a Section 409A Separation from Service brought about as a direct result of the independent exercise of the unilateral authority of the Company to terminate Executive’s services (other than at Executive’s request) at a time when Executive is willing and able to continue services, for any reason other than for Cause.

(iv)            “Separation from Service for Good Reason” (and “Separates from Service for Good Reason” and other similar terms) shall mean a Section 409A Separation from Service that is voluntary on the part of Executive and that occurs within two years after the initial existence of one or more of the following conditions that occur without Executive’s consent, to the extent that there is, or would be if not corrected, a material negative change in Executive’s employment relationship with the Company:

(A)            A material reduction of Executive’s responsibilities, title or status resulting from a formal change in such title or status, or from the assignment to Executive of any duties inconsistent with Executive’s title, duties or responsibilities in effect within the year prior to the Change in Control;

(B)            A material reduction in Executive’s compensation or benefits (a reduction in value of five percent or more will be deemed material, however, whether a reduction of less than five percent is or is not material will be determined at the time of such reduction based on all of the facts and circumstances at that time); or

(C)            A Company-required, material, involuntary relocation of Executive’s place of residence or a material increase in Executive’s travel requirements (such a relocation outside of the city of Atlanta and the five core counties (Fulton, Dekalb, Gwinnett, Cobb and Clayton) comprising the metropolitan Atlanta, Georgia area will be deemed material, however, whether such a relocation within the metropolitan Atlanta area (as described above) is or is not material will be determined at the time of such relocation based on all of the facts and circumstances at that time).

In order to Separate from Service for Good Reason hereunder, Executive must provide notice to the Company of the existence of one of the above conditions within 90 days of the initial existence of the condition, and such termination for Good Reason shall not take effect unless the Company does not cure the condition within 30 days of such notice.

(b)            Vesting Upon Change in Control.  Upon the occurrence of a Change in Control during the term of this Agreement, (i) all outstanding stock options (and stock appreciation rights, if any) granted to Executive under the Stock Plans shall become 100% vested and thus immediately exercisable, and (ii) all restrictions on, and vesting requirements for, all shares of restricted stock (or other performance shares, performance units or deferred shares) awarded to Executive under the Stock Plans shall lapse, and such shares and awards shall become 100% vested and immediately payable to Executive.  To the extent inconsistent with this immediate vesting requirement, the provisions of this subsection (b) shall constitute an amendment of Executive’s stock option agreements, restricted stock agreements and other award agreements issued under the Stock Plans.

(c)            Certain Separations from Service within 24 Months Following a Change in Control.  If a Change in Control occurs during the term of this Agreement and, within 24 months following the date of such Change in Control, Executive is Involuntarily Separated from Service or Separates from Service for Good Reason, Executive shall be entitled to all of the benefits described in clauses (i) through (v) of Section 5(d) of this Agreement, for a period of 24 months following Executive’s termination of employment, with the following modifications:

(i)            Salary.  Instead of the Continued Salary Payments described in Section 5(d)(i) of this Agreement, Executive shall receive an amount equal to (A) the amount of such Continued Salary Payments payable during each month (B) multiplied by 24.  Such amount shall be paid to Executive in a lump-sum payment in cash (without discounting or any other adjustment for the time value of money) within 30 days after the date of Executive’s Section 409A Separation from Service.

(ii)            Bonuses and Incentives.  Instead of the Average Bonus Payments described in Section 5(d)(ii) of this Agreement, Executive shall receive an amount equal to (A) the amount of such Average Bonus Payments payable each month (B) multiplied by 24.  Such amount shall be paid to Executive in a lump-sum payment in cash (without discounting or any other adjustment for the time value of money) within 30 days after the date of Executive’s Section 409A Separation from Service.  This Section 7(c)(ii) shall not affect any other provision of Section 5(d)(ii), including, without limitation, the terms of such provision relating to the Prorated Bonus.

(iii)            Payments to Cover Excise Taxes.

(A)            Anything in this Agreement to the contrary notwithstanding, in the event it shall be determined (as hereafter provided) that any payment or distribution to or for Executive, whether paid or payable or distributed or distributable pursuant to the terms of this Agreement or pursuant to or by reason of any other agreement, policy, plan, program or arrangement (including, without limitation, any Stock Plan or salary continuation agreement), or similar right (a “Payment” or “Payment(s)”), would be subject to the excise tax imposed by Section 4999 of the Code (or any successor provisions thereto), or any interest or penalties with respect to such excise tax (such excise tax, together with any such interest and penalties, are hereafter collectively referred to as the “Excise Tax”), then Executive shall be entitled to receive an additional payment or payments (a “Gross-Up Payment”) from the Company.  The total amount of the Gross-Up Payment shall be an amount such that, after payment by (or on behalf of) Executive of any Excise Tax and all federal, state and other taxes (including any interest or penalties imposed with respect to such taxes) imposed upon the Gross-Up Payment, the remaining amount of the Gross-Up Payment is equal to the Excise Tax imposed upon the Payment(s).  For purposes of clarity, the amount of the Gross-Up Payment shall be that amount necessary to pay the Excise Tax in full and all taxes assessed upon the Gross-Up Payment.

(B)            An initial determination as to whether a Gross-Up Payment is required pursuant to this subsection (c)(iii) and the amount of such Gross-Up Payment shall be made by an accounting firm selected by the Company, and reasonably acceptable to Executive, which is then designated as one of the four largest accounting firms in the United States (the “Accounting Firm”).  The Company shall cause the Accounting Firm to provide its determination (the “Determination”), together with detailed supporting calculations and documentation to the Company and Executive, as promptly as practicable after such calculation is requested by the Company or by Executive with respect to any Payment(s), and if the Accounting Firm determines that no Excise Tax is payable by Executive with respect to such Payment(s), the Company shall cause it to furnish Executive with an opinion reasonably acceptable to Executive that no Excise Tax will be imposed with respect to any such Payment(s).  Within 15 days of the delivery of the Determination to Executive, Executive shall have the right to dispute the Determination (the “Dispute”).  The Gross-Up Payment, if any, as determined pursuant to this subsection (c)(iii) shall be paid by the Company to Executive within 15 days of the receipt of the Accounting Firm’s Determination. The existence of the Dispute shall not in any way affect the right of Executive to receive the Gross-Up Payment in accordance with the Determination.  If there is no Dispute, the Determination shall be binding, final and conclusive upon the Company and Executive, subject to the application of Section 7(c)(iii)(C).

(C)            As a result of the uncertainty in the application of Sections 4999 and 280G of the Code, it is possible that a Gross-Up Payment (or a portion thereof) will be paid which should not have been paid (an “Excess Payment”) or a Gross-Up Payment (or a portion thereof) which should have been paid will not have been paid (an “Underpayment”).  An Underpayment shall be deemed to have occurred upon the earliest to occur of the following events:  (1) upon notice (formal or informal) to Executive from any governmental taxing authority that the tax liability of Executive (whether in respect of the then current taxable year of Executive or in respect of any prior taxable year of Executive) may be increased by reason of the imposition of the Excise Tax on any Payment(s) with respect to which the Company has failed to make a sufficient Gross-Up Payment, (2) upon a determination by a court, (3) by reason of a determination by the Company (which shall include the position taken by the Company, or its consolidated group, on its federal income tax return), or (4) upon the resolution to the satisfaction of Executive of his Dispute.  If any Underpayment occurs, Executive shall promptly notify the Company, and the Company shall pay to Executive within 15 days of the date the Underpayment is deemed to have occurred under clauses (1), (2), (3) or (4) above, but in no event less than five days prior to the date on which the applicable government taxing authority has requested payment, an additional Gross-Up Payment equal to the amount of the Underpayment plus any interest and penalties imposed on the Underpayment.

An Excess Payment shall be deemed to have occurred upon a “Final  Determination” (as hereinafter defined) that the Excise Tax shall not be imposed upon any Payment(s) (or portion of a Payment) with respect to which Executive had previously received a Gross-Up Payment.  A Final  Determination shall be deemed to have occurred when Executive has received from the applicable governmental taxing authority a refund of taxes or other reduction in his tax liability by reason of the Excess Payment and upon either (1) the date a determination is made by, or an agreement is entered into with, the applicable governmental taxing authority which finally and conclusively binds Executive and such taxing authority, or in the event that a claim is brought before a court of competent jurisdiction, the date upon which a final determination has been made by such court and either all appeals have been taken and finally resolved or the time for all appeals has expired, or (2) the statute of limitations with respect to Executive’s applicable tax return has expired.  If an Excess Payment is determined to have been made, the amount of the Excess Payment shall be treated as a loan by the Company to Executive, and Executive shall pay to the Company within 15 days following demand (but not less than 30 days after the determination of such Excess Payment) the amount of the Excess Payment plus interest at an annual rate equal to the rate provided for in Section 1274(b)(2)(B) of the Code from the date the Gross-Up Payment (to which the Excess Payment relates) was paid to Executive until the date of repayment to the Company.

(D)            Notwithstanding anything contained in this Agreement to the contrary, in the event that, according to the Determination, an Excise Tax will be imposed on any Payment(s), the Company shall pay to the applicable government taxing authorities, as Excise Tax withholding, the amount of any Excise Tax that the Company has actually withheld from the Payment(s); provided, that the Company’s payment of withheld Excise Tax shall not alter the Company’s obligation to pay the Gross-Up Payment required under this subsection (c)(iii).

(E)            Executive and the Company shall each provide the Accounting Firm access to and copies of any books, records and documents in the possession of the Company or Executive, as the case may be, reasonably requested by the Accounting Firm, and otherwise cooperate with the Accounting Firm in connection with the preparation and issuance of the Determination contemplated by subsection (c)(iii)(B) hereof.

(F)            The fees and expenses of the Accounting Firm for its services in connection with the Determination and calculations contemplated by subsection (c)(iii)(B) hereof shall be paid by the Company. Any payments made pursuant to the preceding sentence shall be made as soon as practicable, but not later than 30 days after Executive submits evidence of such expenses to the Company.

(iv)            Executive’s Death.  In the event Executive shall die within 24 months following a Change in Control, all amounts and benefits which would have been payable or due to Executive if Executive had continued to live (including, in the event Executive dies after being Involuntarily Separated from Service or after having Separated from Service for Good Reason, the amounts and benefits described in Section 7 hereof) shall be paid and provided in accordance with the terms of this Agreement to the executors, administrators, heirs or personal representatives of Executive’s estate.

8.            Compensation and Benefits.  During the term of Executive’s employment with the Company hereunder:

(a)            Continuity. Executive’s salary, current perquisites (including, but not limited to, company car) and bonus opportunity (currently expressed as a percentage of Executive’s base salary) may be increased from time to time as determined by the CEO or the Board (or Committee of the Board), but shall not be reduced or eliminated.

(b)            Other Benefits.  Executive shall be entitled to vacation with pay, life insurance, health insurance, long-term care insurance, and such other employee benefits as Executive may be eligible to receive in accordance with the established plans and policies of the Company, as in effect from time to time.

(c)            Short-Term Disability Benefits.  For purposes of this subsection (c), “Disability” and “Disabled” shall mean Executive’s inability, as a result of physical or mental incapacity, to substantially perform Executive’s duties for the Company on a full-time basis for a continuous period of six months.  Upon the Company being made aware of Executive’s Disability, Executive shall be entitled to receive, for a period of six months (the “Short-Term Disability Period”), the following:

(i)            Salary Continuation.  An amount equal to his current salary (subject to withholding of all applicable taxes) for the shorter of (A) his Short-Term Disability Period, or (B) the period he remains Disabled.  For purposes hereof, Executive’s “current salary” shall be the rate in effect on the day immediately prior to the date upon which the Company is made aware of Executive’s Disability.  Executive will receive such salary payments in accordance with the Company’s normal executive payroll processes.

(ii)            Bonus and Incentives.  Executive shall continue to participate in each applicable bonus and incentive plan of the Company during the Short-Term Disability Period.  Executive will receive bonus and incentive payments, if any, in accordance with the normal processes and timing for payment of such amounts to executives who are actively at work.

(d)            Tax Equalization.  In the event of Executive’s relocation, the Company and Executive will cooperate in good faith to agree on such adjustments to Executive’s compensation and benefits package as are appropriate to provide consistent after-tax income to Executive equivalent to that of a person receiving Executive’s pay and benefits taxable under the terms of the Code, while also acting in the best interests of the Company.

9.            Restrictive Covenants.

(a)            Definitions  In addition to the terms defined elsewhere in this Agreement, the following terms shall have the meanings ascribed to them as set forth below.

(i)            “Company” shall mean, for the purposes of, and as used in, this Section 9, Interface, Inc. and its direct and indirect subsidiaries and affiliated entities throughout the world.

(ii)            “Confidential Information” shall mean information relating to the Company’s customers, operations, finances, and business in any form that derives value from not being generally known to other persons or entities, including, but not limited to, technical or nontechnical data, formulas, patterns (including future carpet patterns), customer purchasing practices and preferences, compilations (including compilations of customer information), programs (including computer programs and models), devices (including carpet manufacturing equipment), methods (including aesthetic and functional design and manufacturing methods), techniques (including style and design technology and plans), drawings (including product or equipment drawings), processes, financial data (including sales forecasts, sales histories, business plans, budgets and other forecasts), or lists of actual or potential customers or suppliers (including identifying information about those customers), whether or not reduced to writing. Confidential Information subject to this Agreement may include information that is not a trade secret under applicable law, but such information not constituting a trade secret shall be treated as Confidential Information under this Agreement for only a two-year period after termination of Executive’s employment.

(iii)            “Customers” shall mean customers of the Company that Executive, during the two-year period before termination of Executive’s employment, (A) solicited or serviced or (B) about whom Executive had Confidential Information.  The parties acknowledge that a two-year period for defining Customers (as well as “Suppliers,” below) is reasonable based on the Company’s typical sales cycle, budgetary requirements and procurement procedures.

(iv)            “Products” shall mean carpet tile, modular carpet, broadloom carpet (whether 12-foot, six-foot or other competitive widths) and resilient textile flooring for contract, commercial, institutional (including, but not limited to, government and education), and residential markets and customers.

(v)            “Services” shall mean the services Executive shall provide as a Company executive, and that Executive shall be prohibited from providing (whether as an owner, partner, employee, consultant or in any other capacity) in competition with the Company, in accordance with the terms of this Agreement, which are to manage and supervise, and to have responsibility for, the conduct of the business of designing, developing, manufacturing, purchasing for resale, marketing, selling, distributing, installing, maintaining and reclaiming Products, including, but not limited to, (A) preparation of business plans, budgets and forecasts, (B) development of strategies for pricing of Products to customers, (C) supervision of marketing and sale of products and customer service, (D) development of overall strategy for such business, (E) design and development of Products, (F) development and maintenance of relationships with principal customers and suppliers, (G) employment and supervision of key executives and sales personnel, (H) development of plans for expansion of such business, including expansion through market segmentation strategies, merger, acquisition, joint venture and other combinations and affiliations, and (I) supervision and oversight of manufacturing operations and quality control for Products, including “mass customization” production strategy and methods for reducing waste in the production process.  Executive acknowledges that he has been informed of and had an opportunity to discuss with the Company the specific activities Executive will perform as Services and that Executive understands the scope of the activities constituting Services.

      (vi)            “Supplier” shall mean a supplier of the Company that Executive, during the two-year period before termination of Executive’s employment, (A) had contact with on behalf of the Company, or (B) about whom Executive had Confidential Information.

(vii)            “Territory” shall mean North America, which is the geographic area where Executive performs Services for the Company and in which the Company continues to conduct business. Executive has been informed of and had an opportunity to discuss with the Company the specific territory in which Executive will perform Services.  Executive acknowledges that the market for the Company Products is worldwide, and that the Territory is the area in which Executive’s provision of Services in violation of this Agreement would cause harm to the Company.

(b)            Non-disclosure and Restricted Use.  Executive shall use best efforts to protect Confidential Information.  Furthermore, Executive will not use, except in connection with work for the Company, and will not disclose during or after Executive’s employment, the Company’s Confidential Information.

(c)            Return of Materials.  Upon the expiration of this Agreement or termination for any reason of Executive’s employment, or at any time upon the Company’s request, Executive will deliver promptly to the Company all materials, documents, plans, records, notes or other papers and any copies in Executive’s possession or control relating in any way to the Company’s business, which at all times shall be the property of the Company.

(d)            Non-solicitation of Customers.  During employment with the Company and for two years after the termination for any reason of Executive’s employment, Executive will not solicit Customers for the purpose of providing or selling any Products.

(e)            Non-solicitation of Suppliers.  During employment with the Company and for two years after the termination for any reason of Executive’s employment, Executive will not solicit any Supplier for the purpose of obtaining goods or services that the Company obtained from that Supplier and that are used in or relate to any Products.

(f)            Non-solicitation of Company Employees.  During employment with the Company and for two years after the termination for any reason of Executive’s employment, Executive will not solicit for employment with another person or entity, anyone who is, or was at any time during the year prior to such termination of Executive’s employment, a Company employee.

(g)            Limitations on Post-Termination Competition.  During employment with the Company and for two years after the termination for any reason of Executive’s employment, Executive will not provide any Services within the Territory to any person or entity developing, manufacturing, marketing, selling, distributing or installing any Products.

(h)            Disparagement.  Executive shall not at any time make false or misleading statements about the Company, including its Products, management, employees, Customers and Suppliers.

(i)            Future Employment Opportunities.  At any time before, and for two years after, the termination for any reason of Executive’s employment, Executive shall, before accepting employment with another employer, provide such prospective employer with a copy of this Agreement and, upon accepting any employment with another employer, provide the Company with such employer’s name and a description of the services Executive will provide to such employer.

(j)            Work For Hire Acknowledgment; Assignment.  Executive acknowledges that Executive’s work on and contributions to documents, programs, and other expressions in any tangible medium (collectively, “Works”) are within the scope of Executive’s employment and part of Executive’s duties and responsibilities.  Executive’s work on and contributions to the Works will be rendered and made by Executive for, at the instigation of, and under the overall direction of, the Company, and are and at all times shall be regarded, together with the Works, as “work made for hire” as that term is used in the United States Copyright Laws.  Without limiting this acknowledgment, Executive assigns, grants, and delivers exclusively to the Company all rights, titles, and interests in and to any such Works, and all copies and versions, including all copyrights and renewals.  Executive will execute and deliver to the Company, its successors and assigns, any assignments and documents the Company requests for the purpose of establishing, evidencing, and enforcing or defending its complete, exclusive, perpetual and worldwide ownership of all rights, titles and interests of every kind and nature, including all copyrights, in and to the Works, and Executive constitutes and appoints the Company as Executive’s agent to execute and deliver any assignments or related documents Executive fails or refuses promptly to execute and deliver, this power and agency being coupled with an interest and being irrevocable.

(k)            Inventions, Ideas and Patents.  Executive shall disclose promptly to the Company (which shall receive it in confidence), and only to the Company, any invention or idea of Executive (developed alone or with others) conceived or made during Executive’s employment by the Company or within six months of the date of expiration of this Agreement or termination of employment.  Executive assigns to the Company any such invention or idea in any way connected with Executive’s employment with the Company or related to the Company’s business, research or development, or demonstrably anticipated research or development, and will cooperate with the Company and sign all documents deemed necessary by the Company to enable it to obtain, maintain, protect and defend patents covering such inventions and ideas and to confirm the Company’s exclusive ownership of all rights in such inventions, ideas and patents. Executive irrevocably appoints the Company as Executive’s agent to execute and deliver any assignments or related documents Executive fails or refuses to execute and deliver promptly, this power and agency being coupled with an interest and being irrevocable. This constitutes the Company’s written notification that this assignment does not apply to an invention for which no equipment, supplies, facility or trade secret information of the Company was used and which was developed entirely on Executive’s own time, unless (i) the invention relates (A) directly to the business of the Company or (B) to the Company’s actual or demonstrably anticipated research or development, or (ii) the invention results from any work performed by Executive for the Company.

(l)            Survival of Provisions.  Upon termination of Executive’s employment for any reason whatsoever (whether voluntary on the part of Executive, for Cause, or other reasons), the obligations of Executive pursuant to this Section 9 shall survive and remain in effect.

(m)            Injunctive Relief.  Executive acknowledges that any breach of the terms of this Section 9 would result in material damage to the Company, although it might be difficult to establish the monetary value of the damage.  Executive therefore agrees that the Company, in addition to any other rights and remedies available to it, shall be entitled to obtain an immediate injunction (whether temporary or permanent) from any court of appropriate jurisdiction in the event of any such breach thereof by Executive, or threatened breach which the Company in good faith believes will or is likely to result in irreparable harm to the Company.

10.            Governing Law.  This Agreement shall be governed by and construed and enforced in accordance with the laws of the State of Georgia and the federal laws of the United States of America, without regard to rules relating to the conflict of laws.  Executive hereby consents to the exclusive jurisdiction of the Superior Court of Cobb County, Georgia and the U.S. District Court in Atlanta, Georgia, and hereby waives any objection Executive might otherwise have to jurisdiction and venue in such courts in the event either court is requested to resolve a dispute between the parties.

11.            Dispute Resolution; Expenses.  All claims by Executive for any unpaid compensation and benefits under this Agreement shall be directed to the Board and shall be in writing. Any denial by the Board of a claim for compensation or benefits under this Agreement shall be delivered to Executive in writing and shall set forth the specific reasons for the denial and the specific provisions of this Agreement relied upon.  The Board shall afford a reasonable opportunity to Executive for a review of a decision denying a claim and shall further allow Executive to appeal to the Board a decision of the Board within 60 days after notification by the Board that Executive’s claim has been denied.  In the event Executive incurs legal fees and other expenses in seeking to obtain or to enforce any rights or benefits provided by this Agreement and is successful, in whole or in part, in obtaining or enforcing any such rights or benefits through litigation, settlement, arbitration, mediation or otherwise, the Company shall pay or reimburse Executive’s reasonable legal fees and expenses incurred in enforcing this Agreement.  Except to the extent provided in the preceding sentence, each party shall pay his or its own legal fees and other expenses associated with any dispute. Any of Executive’s legal fees or expenses to be paid by the Company shall be paid as soon as practicable, but not later than 30 days after Executive submits evidence of such expenses to the Company.

12.            Code Section 409A.  This Agreement is intended to comply with the requirements of Code Section 409A and shall be construed accordingly.  Any payments or distributions to be made to Executive under this Agreement upon a separation from service of amounts classified as “nonqualified deferred compensation” for purposes of Code Section 409A, and not exempt from Code Section 409A, shall in no event be made or commence until six months after Executive’s Section 409A Separation from Service.  Any reference to a payment being exempt (or not exempt) from Code Section 409A refers to any applicable exemption available under Section 409A, including, without limitation, the short-term deferral rule and severance pay exemptions as provided in Code Section 409A and the Treasury Regulations.  Each payment under this Agreement (whether of cash, property or benefits) shall be treated as a separate payment for purposes of Code Section 409A.  Where this Agreement provides that a payment will be made upon a specified date or during a specified period, such date or period, as required by Code Section 409(A), but in no way to detract from or excuse the payment deadlines set forth in the operative provisions above in this Agreement, will be the Code Section 409A “payment date” or “payment period”, and actual payment will be made no later than the latest date permitted under Code Section 409A and the regulations thereunder (generally, by the later of the end of the calendar year in which the payment date falls, or the fifteenth day of the third calendar month after the payment date occurs).  To the extent that any payments made pursuant to this Agreement are reimbursements exempt from Code Section 409A, the amount of such payments during any calendar year shall not affect the benefits provided in any other calendar year, and the right to any such payments shall not be subject to liquidation or exchange for another benefit or payment.  As required by Code Section 409A, but in no way to detract from or excuse the payment deadlines set forth in the operative provisions above in this Agreement, the payment date for any reimbursements shall in no event be later than the last day of the calendar year immediately following the calendar year in which the reimbursed expense was incurred or, for purposes of Sections 7(c)(iii)(B) and (C) above, the calendar year in which the Excise Tax must be remitted to the applicable governmental taxing authority.

13.            Notices.  All notices, consents and other communications required or authorized to be given by either party to the other under this Agreement shall be in writing and shall be deemed to have been given or submitted (a) upon actual receipt if delivered in person or by facsimile transmission with receipt confirmation, (b) upon the earlier of actual receipt or the expiration of two business days after sending by express courier (such as UPS or Federal Express), and (c) upon the earlier of actual receipt or the expiration of seven days after mailing if sent by registered or certified express mail, postage prepaid, to the parties at the following addresses:

To the Company: Interface, Inc. 2859 Paces Ferry Road, Suite 2000 Atlanta, Georgia 30339 Fax No.: 770-437-6822 Attn: Chief Executive Officer

With a copy to: Interface, Inc. 2859 Paces Ferry Road, Suite 2000 Atlanta, Georgia 30339 Fax No.: 770-319-6270 Attn: General Counsel

To Executive: John R. Wells at the last address and fax number shown on the records of the Company

Executive shall be responsible for providing the Company with a current address. Either party may change its address (and facsimile number) for purposes of notices under this Agreement by providing notice to the other party in the manner set forth above.

14.            Failure to Enforce.  The failure of either party hereto at any time, or for any period of time, to enforce any of the provisions of this Agreement shall not be construed as a waiver of such provision(s) or of the right of such party thereafter to enforce each and every such provision.

15.            Binding Effect; Assignment.  This Agreement shall inure to the benefit of, and be binding upon, the Company and its successors and assigns, and Executive and his heirs and personal representatives, but, except as hereinafter provided, neither this Agreement nor any right hereunder may be assigned or transferred by either party hereto (or by any beneficiary or any other person), nor shall this Agreement or any right hereunder be subject to alienation, anticipation, sale, pledge, encumbrance, execution, levy or other legal process of any kind against Executive, Executive’s beneficiary or any other person.  Notwithstanding the foregoing, any person or business entity succeeding to all or substantially all of the business of the Company by stock purchase, merger, consolidation, purchase of assets, or otherwise, shall be bound by and shall adopt and assume this Agreement, and the Company shall obtain the express assumption of this Agreement by such successor and provide evidence of same to Executive.

16.            Nature of Obligation.  The agreement of the Company (or its successor) to make payments to Executive hereunder shall represent the unsecured obligation of the Company (and its successor), except to the extent (a) the terms of any other agreement, plan or arrangement pertaining to the parties provide for funding, or (b) the Company (or its successor), in its sole discretion, elects in whole or in part to fund the Company’s obligations under this Agreement pursuant to a trust arrangement or otherwise.

17.            Entire Agreement.  This Agreement supersedes all prior discussions and agreements between the parties (including, without limitation, the Prior Agreements) and constitutes the sole and entire agreement between the Company and Executive with respect to the subject matter hereof.  This Agreement shall not be modified or amended except pursuant to a written document signed by the parties hereto, which makes specific reference to this Agreement and the fact that it is modifying or amending this Agreement.

18.            Preservation of Benefits.  Nothing in this Agreement shall limit or replace the compensation or benefits payable to Executive, or otherwise affect Executive’s rights, under any other benefit plan, program or agreement in which Executive participates or to which Executive is a party.

19.            Severability.  If any provision of this Agreement shall be held to be illegal, invalid or unenforceable by a court of competent jurisdiction, it is the intention of the parties that the remaining provisions shall constitute their agreement with respect to the subject matter hereof, and all such remaining provisions shall continue in full force and effect.

20.            Counterparts.  This Agreement may be executed in two or more counterparts, each of which shall be deemed an original and all of which together shall constitute one and the same instrument.

IN WITNESS WHEREOF, the Company has caused this Agreement to be executed on its behalf by its duly authorized officers, and Executive has hereunder set his hand, as of the date first above written.

INTERFACE, INC.

By: /s/ Daniel T. Hendrix
Daniel T. Hendrix
President and CEO

Attest: /s/ Raymond S. Willoch
Raymond S. Willoch
Secretary

EXECUTIVE:

/s/ John R. Wells
John R. Wells